Exhibit 99.1
THE BANCORP REPORTS 2Q 2026 EPS OF $1.45, ROA OF 2.51%, AND ROE OF 34.7%
DRIVEN BY STRONG GROWTH IN LOANS AND FINTECH FEES;
CONTINUED IMPROVEMENT IN CREDIT AND COST EFFICIENCIES
Second Quarter 2026 Highlights
•Earnings per diluted share (“EPS”) of $1.45 compared to $1.27 for 2Q 2025, an increase of 14.2%.
•Net income of $60.7 million compared to net income of $59.8 million for 2Q 2025.
•Return on assets of 2.51% compared to 2.64% for 2Q 2025.
•Return on equity of 34.7% compared to 28.4% for 2Q 2025.
•Net interest income of $90.5 million compared to $97.5 million for 2Q 2025.
•Net interest margin of 3.85% compared to 4.44% for 2Q 2025.
•Ending Loans, net of deferred fees and costs of $7.07 billion compared to $6.54 billion at 2Q 2025, an 8.2% increase, and $7.75 billion at 1Q 2026, an 8.8% decrease (not annualized).
•Ending Fintech loans of $901.5 million, or 12.5% of total loans, a 32.5% increase from $680.5 million at 2Q 2025 and a 45.3% decrease (not annualized) from $1.65 billion at 1Q 2026, primarily driven by a change in payment processing timing. Average Fintech loans of $1.39 billion, an $853.9 million increase, or 159.0% from 2Q 2025, and an increase of $275.7 million, or 24.7% (not annualized), compared to 1Q 2026.
•Average deposits of $8.41 billion increased $357.2 million, or 4.4% from 2Q 2025 and increased $97.3 million, or 1.2% (not annualized) from 1Q 2026. The average cost of deposits was 1.63% compared to 2.18% for 2Q 2025 and 1.70% in 1Q 2026.
•Gross dollar volume (“GDV”), representing the total amount spent on prepaid, debit and credit cards totaled $53.45 billion, an increase of $9.80 billion, or 22.5%, compared to $43.65 billion in 2Q 2025 and an increase of $939.9 million, or 1.8% (not annualized), compared to 1Q 2026.
•Consumer credit fees from fintech loans increased 64.9% to $6.5 million compared to $4.0 million for 2Q 2025 and increased 17.0% from $5.6 million in 1Q 2026.
•Total prepaid, debit card, ACH, and other payment fees of $34.3 million, an increase of $2.7 million, or 8.4%, compared to $31.7 million in 2Q 2025, and a $1.8 million increase, or 5.8%, compared to $32.5 million in 1Q 2026.
•Non-interest income totaled $73.0 million, or 44.7% of total revenue and $47.3 million,* or 34.3% of total revenue when excluding credit enhancement income.* This compares to 46.2% of total revenue in 2Q 2025, or 29.4% when excluding credit enhancement income,* and 45.0% of total revenue in 1Q 2026, or 33.0% when excluding credit enhancement income.*
•Share repurchases of $50.0 million for 870,129 shares, or 2.1% of issued and outstanding shares, at an average cost of $57.46.
_______
*See “Non-GAAP Financial Measures” section at the end of the document for a detailed description.

Wilmington, DE – July 30, 2026 – The Bancorp, Inc. (NASDAQ: TBBK), a financial holding company, today reported its financial results for the second quarter of 2026, reporting net income of $60.7 million and $1.45 per diluted share for the quarter, reflecting diluted EPS growth of 14.2% from the second quarter of 2025.

“Our performance in the second quarter of 2026 significantly surpassed our own forecasts of profitability and GDV growth, which we believe demonstrates our strong momentum as we head into the second half of the year,” said Damian Kozlowski, President and CEO of The Bancorp. “We are increasing our full-year 2026 EPS guidance to a range of $5.95-$6.05, which includes a range of $1.65-$1.75 in the fourth quarter. We are maintaining our 2027 EPS guidance range of between $8.10-$8.30.”

(Dollars in thousands except per share data and where otherwise noted. Unaudited)	2Q 2026	1Q 2026	2Q 2025

Key Performance Metrics:
Return on assets(1)	2.51%	2.57%	2.64%
Return on equity(1)	34.7%	35.1%	28.4%
Efficiency ratio(2)	41.0%	41.5%	41.5%
Net interest margin	3.85%	3.87%	4.44%
Non-interest income as a percentage of total revenue	44.7%	45.0%	46.2%
Non-interest income as a percentage of total revenue (excluding credit enhancement income)(2)	34.3%	33.0%	29.4%
Fintech fees as a percentage of total revenue	25.0%	23.6%	19.7%
Fintech fees as a percentage of total revenue (excluding credit enhancement income)(2)	29.7%	28.7%	25.8%
Book value per share (as of period end)	$17.19	$16.65	$18.60

Results of Operations:
Net income	$60,656	$60,069	$59,821
Net income per share - diluted	$1.45	$1.41	$1.27
Weighted average shares - diluted	41,794,160	42,594,824	47,182,770

Net interest income	$90,466	$88,814	$97,492
Provision (reversal) for credit losses on non-fintech loans	$365	$(1,348)	$1,494
Non-interest income - total fintech fees	$40,894	$38,069	$35,645
Total non-interest expense	$56,476	$55,026	$57,223
Income tax expense	$20,285	$18,643	$19,828

Volume:
Average loan portfolio (dollars in millions)	$7,629	$7,255	$6,569
Average assets (dollars in millions)	$9,704	$9,484	$9,088
Average deposits (dollars in millions)	$8,414	$8,317	$8,057
Prepaid debit, and credit card gross dollar volume (GDV)(3)	$53,452,821	$52,512,908	$43,649,005
__________
(1)Annualized.
(2) See “Non-GAAP Financial Measures” section at the end of the document for detailed description.
(3)Gross dollar volume represents the total dollar amount spent on prepaid, debit and credit cards issued by The Bancorp Bank, N.A.
Earnings Release Conference Call
Management will conduct a conference call to review second quarter of 2026 results at 8:00 AM ET on Friday, July 31, 2026. Interested parties may access the live conference call by clicking on the webcast link on The Bancorp’s homepage at www.thebancorp.com or by dialing 1.833.461.5787 and entering Conference ID 274712196.
For those who cannot access the live broadcast, the replay will be available following the live call via webcast on The Bancorp’s website or by visiting https://events.q4inc.com/attendee/274712196.

Financial Results:
Loan Portfolio
The following table summarizes our total loan portfolio at June 30, 2026 compared to prior periods:

(in thousands)	June 30, 2026		March 31, 2026		June 30, 2025
		Mix		Mix		Mix
Loans, at amortized cost:
Real estate bridge lending	$2,233,688	31.1%	$2,279,454	28.9%	$2,140,039	31.8%
SBLOC / IBLOC	1,825,301	25.4%	1,708,709	21.7%	1,601,405	23.8%
Small business loans	1,034,264	14.4%	998,860	12.7%	958,546	14.3%
Fintech	901,502	12.5%	1,646,600	20.9%	680,487	10.1%
Direct lease financing	670,902	9.3%	678,740	8.6%	698,086	10.4%
Advisor financing	240,049	3.3%	270,811	3.4%	272,155	4.0%
Other loans	152,604	2.3%	155,825	2.0%	169,945	2.7%
Total loans	7,058,310	98.3%	7,738,999	98.2%	6,520,663	97.1%
Unamortized loan fees and costs	15,596	0.2%	14,684	0.2%	14,769	0.2%
Loans, net of deferred fees and costs	$7,073,906	98.5%	$7,753,683	98.4%	$6,535,432	97.3%

Loans, at fair value:
SBLs, at fair value	$60,617	0.8%	$64,530	0.8%	$76,830	1.1%
Real estate bridge loans (non-SBA), at fair value	53,545	0.7%	63,730	0.8%	108,646	1.6%
Total commercial loans, at fair value	$114,162	1.5%	$128,260	1.6%	$185,476	2.7%

Total loan portfolio	$7,188,068	100.0%	$7,881,943	100.0%	$6,720,908	100.0%
As of June 30, 2026, Loans, net of deferred fees and costs were $7.07 billion, an 8.8% decrease (not annualized) from $7.75 billion at March 31, 2026, and an 8.2% increase compared to $6.54 billion at June 30, 2025. The $679.8 million decrease in Loans, net from March 31, 2026 was primarily driven by a $745.1 million decrease in fintech loans, partially offset by a $116.6 million increase in securities-backed lines of credit (“SBLOC”) and insurance policy cash value-backed lines of credit (“IBLOC”). The decline in Fintech balance compared to prior quarter was primarily attributable to a change in payment processing timing, which impacted period-end balances and did not reflect a change in underlying customer activity. The $538.5 million increase in Loans, net from June 30, 2025 was primarily driven by growth in fintech loans of $221.0 million reflecting the continued growth in sponsored lending, and a $223.9 million increase in SBLOC/IBLOC.
Fintech loans of $901.5 million include $336.3 million from secured credit card accounts and $565.2 million from short-term liquidity products, and account for 12.5% of the total loan portfolio. Secured credit card accounts are backed by cash collateral by each individual cardholder, held on the balance sheet as non-interest earning deposits, with the loan balance required to be repaid in full monthly. Short-term liquidity products to individual borrowers range in maturity from 30 days to 365 days. All fintech loans are covered by credit enhancements, where our partners provide financial protection against consumer credit losses. We maintain cash collateral balances for our fintech partners equivalent to the expected losses on dollars already lent, as well as having the offset rights related to other revenues generated through those relationships.
Average Fintech loans were $1.39 billion, an $853.9 million increase, or 159% from 2Q 2025, and an increase of $275.7 million, or 25% (not annualized), compared to 1Q 2026.

Deposits & Liquidity
Average deposits for 2Q 2026 were $8.41 billion, a 1.2% increase (not annualized) from $8.32 billion in 1Q 2026, and a 4.4% increase from $8.06 billion in 2Q 2025. The increase from 2Q 2025 was primarily driven by continued growth in deposits sourced from our fintech relationships.
The average interest rate on deposits for 2Q 2026 was 1.63%, a 7-basis point decrease compared to 1Q 2026 and a 55-basis point decrease compared to 2Q 2025, driven by the mix of deposits and the short-term interest rate environment.

Our fintech partnerships generate 96% of our total deposits, and such deposits are low balance, insured deposits, and accordingly, do not constitute the same liquidity risk experienced by traditional branch deposit franchises. As of June 30, 2026, 94% of the deposits are insured, 3% are low balance accounts such as anonymous gift cards and corporate incentive cards for which there is no identified depositor, and 3% are other uninsured deposits.
As of June 30, 2026, we had $1.12 billion of off-balance sheet deposits, which consist of deposits swept to other financial institutions to manage our balance sheet composition and deposit portfolio diversity. Off-balance sheet deposits were $1.34 billion as of March 31, 2026 and $617.4 million as of June 30, 2025.
We maintain secured borrowing lines of credit with the Federal Reserve Bank and Federal Home Loan Bank that are collateralized by pledged loans and investments. As of June 30, 2026, we had $744.0 million of short-term borrowings under these facilities, which averaged $302.2 million for 2Q 2026. Based on the current amount of loans and securities pledged, there was $3.79 billion of additional available capacity.
Net Interest Income and Net Interest Margin
Net interest income was $90.5 million for 2Q 2026, compared to $88.8 million for 1Q 2026 and $97.5 million for 2Q 2025. The $1.7 million increase compared to 1Q 2026 was driven primarily by slightly higher interest earning assets. The $7.0 million decrease compared to 2Q 2025 was driven by $2.7 million higher interest cost from senior debt issuance in 3Q 2025, given the higher rate and upsizing, a one-time gain recognized in 2Q 2025 of $3.0 million from the repayment of a CRE-2 investment security, and the remaining decrease was primarily driven by the shift of our portfolio mix to more fintech loans for which we primarily earn fee income.
Net interest margin was 3.85% for 2Q 2026, compared to 3.87% for 1Q 2026 and 4.44% for 2Q 2025. The decline from 2Q 2025 was primarily driven by the shift of our portfolio mix to more fintech loans for which we primarily earn fee income, although we recognize interest income on certain fintech loan products.
Credit Quality
Total Provision, including provision for fintech loans that are supported by credit enhancements, was $26.1 million in 2Q 2026, a $1.5 million decrease compared to $27.6 million in 1Q 2026, and an $18.3 million decrease from $44.4 million in 2Q 2025. Provision expense for non-Fintech loans was $0.4 million in 2Q 2026, compared to a provision release of $(1.3) million in 1Q 2026 and a provision expense of $1.5 million in 2Q 2025. Provision in 2Q 2026 reflects continued improvement in performance of the Leasing, Real estate bridge lending (“REBL”) and Institutional Banking portfolios, while the provision release in 1Q 2026 was primarily driven by improvements in credit performance in our leasing portfolio. Provision for fintech loans was $25.8 million in 2Q 2026, compared to $28.8 million in 1Q 2026 and $43.2 million in 2Q 2025. The lower provision for fintech loans was primarily driven by lower charge-offs and improved credit quality.
The allowance for credit losses was $63.5 million at June 30, 2026, consisting of $30.7 million related to fintech loans, or 3.41% of fintech loans, and $32.8 million for non-fintech loans, or 0.53% of non-fintech loans. That compares to the allowance at March 31, 2026 of $63.0 million, consisting of $29.8 million for fintech, or 1.81% of fintech loans, and $33.2 million for non-fintech, or 0.54% of non-fintech loans. The fintech coverage ratio increase from 1.81% to 3.41% was driven by the previously mentioned customer payment cycle changes that meaningfully reduced the mix of secured credit cards in the total fintech portfolio. Secured credit cards have a low rate of expected loss, and the shift in fintech to more unsecured products resulted in an increase in the ending blended coverage rate. Allowance at June 30, 2025 was $59.4 million, consisting of $27.0 million related to fintech loans, or 3.97% of fintech loans, and $32.4 million allowance for non-fintech loans, or 0.55% of non-fintech loans. The decrease in fintech coverage from 3.97% at June 30, 2025 to 3.41% at June 30, 2026 primarily reflects improved performance of those loans.
Total net charge-offs for 2Q 2026, including fintech loans which are supported by credit enhancements, were $25.7 million, a decrease from $30.7 million for 1Q 2026 and a decrease from $37.8 million for 2Q 2025, resulting in ratios of total net charge-offs to average loans of 1.35%, 1.69%, and 2.30% for the respective periods (annualized). The improvement in net charge-offs was primarily driven by improved performance of the fintech portfolio. Net charge-offs for non-fintech loans were $0.9 million for 2Q 2026, compared to $0.5 million for 1Q 2026 and $1.4 million for 2Q 2025, resulting in ratios of non-fintech net charge-offs to non-fintech average loans of 0.05%, 0.03%, and 0.09% (annualized) for each of the respective periods.
Ending total criticized loans of $146.7 million at 2Q 2026 decreased 10% from $163.1 million at the end of 1Q 2026 primarily driven by a $12.9 million decrease in criticized REBL and a $4.3 million decrease in direct lease financing, partially offset by a $1.3 million increase in criticized small business loans. Ending criticized loans showed significant improvement from $305.2 million at 2Q 2025, with the $158.5 million decrease primarily driven by a $169.6 million decrease in criticized REBL and an $11.1 million decrease in criticized direct lease financing, partially offset by a $21.5 million increase in criticized small business loans.
Non-Interest Income
Non-interest income for 2Q 2026 was $73.0 million, which includes $25.8 million of credit enhancement income compared to $72.5 million in 1Q 2026, which includes $28.8 million of credit enhancement income and $83.7 million in 2Q 2025 which includes $43.2 million of credit enhancement income.
Excluding credit enhancement, non-interest income for 2Q 2026 was $47.3 million, a $3.6 million increase, or 8.2% (not annualized), compared to 1Q 2026, and a $6.8 million increase, or 16.7%, compared to 2Q 2025. The $3.6 million increase compared to 1Q 2026 was primarily driven by a $2.8 million increase in total fintech fees and a $0.8 million increase in other non-interest income, primarily driven by higher other fee income from loans. The $6.8 million increase compared to 2Q 2025 reflects a $5.3 million increase in total fintech fees, driven by organic volume growth with existing partners and products, and our focus on expanding our fintech business. In addition, other non-interest income increased $2.1 million from 2Q 2025, primarily driven by $1.3 million of higher other fee income from loans and $0.7 million earned on deposit sweeps.
Non-interest income mix to total revenue, excluding credit enhancement,* was 34.3% compared to 33.0% in 1Q 2026 and 29.4% in 2Q 2025. Fintech fees as a percentage of total revenue, excluding credit enhancement,* were 29.7% compared to 28.7% in 1Q 2026 and 25.8% in 2Q 2025.

Non-Interest Expense
Total non-interest expense of $56.5 million increased $1.5 million from 1Q 2026 and decreased $0.7 million from 2Q 2025. The increase from 1Q 2026 was primarily driven by a $(2.0) million legal settlement recovery recognized in 1Q 2026. The decrease of $0.7 million from 2Q 2025 was primarily driven by $0.6 million lower legal expense. Revenue growth continues to outpace cost growth, driven by our investments in AI, repositioning our revenues towards Fintech, and the demonstrated scale of our Fintech platform.
Efficiency ratio was 41.0% for 2Q 2026, compared to 41.5% for 1Q 2026 and 41.5% for 2Q 2025.*
Income Taxes
Income tax expense was $20.3 million for 2Q 2026, $18.6 million for 1Q 2026, and $19.8 million for 2Q 2025. Our effective income tax rate was 25.1% for 2Q 2026, 23.7% for 1Q 2026, and 24.9% for 2Q 2025. The relatively lower rate for 1Q 2026 was primarily driven by vesting activity of stock awards in that period.
Capital
As of June 30, 2026, capital levels for The Bancorp Bank, N.A. (the “Bank”) continue to be strong and in excess of the “Well Capitalized” regulatory benchmarks, with Tier 1 Capital to average assets (Leverage), Tier 1 Capital to Risk-Weighted Assets, Total Capital to Risk-Weighted Assets and Common Equity Tier 1 to Risk-Weighted Assets ratios for the Bank of 9.09%, 14.27%, 15.32%, and 14.27%, respectively, and for the Company of 7.26%, 11.41%, 12.45%, and 11.41%, respectively.
Book value per common share at June 30, 2026 was $17.19, compared to $16.65 at March 31, 2026 (a 13.0% increase, annualized). Total shareholders’ equity of $705.4 million increased by $8.4 million, primarily driven by $60.7 million of net income partially offset by $50.5 million of share repurchases and excise tax.
Compared to June 30, 2025, total shareholders’ equity decreased by $154.9 million, primarily driven by $403.6 million of share repurchases partially offset by $231.9 million of net income and $19.9 million of stock-based compensation. Outstanding shares decreased 5.219 million shares since June 30, 2025, driven by share repurchases.
Outstanding shares decreased by 815,066 since March 31, 2026 to 41.043 million, driven primarily by share repurchases. During 2Q 2026, we repurchased 870,129 shares of our common stock, or 2.1% of issued and outstanding shares, at an average cost of $57.46 per share, for a total capital return of $50.0 million.
________
*See “Non-GAAP Financial Measures” section at the end of the document for detailed description.

About The Bancorp
The Bancorp, Inc. (NASDAQ: TBBK), through its subsidiary, The Bancorp Bank, N.A., is defining the future of banking. As one of the first banks to embrace fintech, The Bancorp has been a driving force behind the industry’s evolution, serving as an essential financial enabler of Fintech innovation for more than 25 years. Led by its Fintech Solutions business, the company delivers a dynamic portfolio of payment and lending solutions that empowers its clients to turn bold ideas into real-world success.
Ranked by the Nilson Report as the No. 1 issuer of prepaid cards in the U.S. and among the top 10 debit card issuers nationally, The Bancorp also holds leading positions in its Institutional Banking, Small Business Lending, Fleet Management Services, and Real Estate Bridge Lending businesses. Across every line of business, The Bancorp fosters prosperity through the perpetual transformation of banking and aims to drive growth for its clients, investors, employees, and the communities it serves. For more information, visit https://thebancorp.com/.
Forward-Looking Statements
Statements in this earnings release regarding The Bancorp’s business that are not historical facts are “forward-looking statements.” These statements may be identified by the use of forward-looking terminology, including, but not limited to the words “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “may,” “will,” “could,” “continue,” or the negative thereof and similar terms or expressions. Forward-looking statements include, but are not limited to, statements regarding our anticipated 2026 and 2027 results, including earnings per share accretion, future growth, profitability, productivity and efficiency, the expansion, expected timelines, and implementation of our Fintech initiatives and revenue streams, the possible benefits of our platform restructuring and adoption of AI tools, and share repurchases. Such forward-looking statements relate to our current assumptions, projections, and expectations about our business and future events, including current expectations about important economic and political factors, among other factors, and are subject to risks and uncertainties, which could cause the actual results, events, or achievements to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Factors that could cause results to differ from those expressed in the forward-looking statements also include, but are not limited to the risks and uncertainties referenced or described in The Bancorp’s filings with the Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and other documents that the Company files from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake any duty to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this press release, except as may be required under applicable law.
The Bancorp, Inc. Contact
Andres Viroslav, Director, Investor Relations
215-861-7990
andres.viroslav@thebancorp.com
Source: The Bancorp, Inc.

THE BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)

CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net interest income	$90,466	$97,492	$179,280	$189,235

Provision (reversal) for credit losses on non-fintech loans	365	1,494	(983)	2,368
Provision for credit losses on fintech loans	25,766	43,233	54,609	89,101
Provision (reversal) for unfunded commitments	(42)	(364)	64	(253)
Provision for credit losses, total	26,089	44,363	53,690	91,216

Net interest income after provision for credit losses	64,377	53,129	125,590	98,019

Non-interest income:
Fintech fees
ACH, card, and other payment fees	6,559	5,562	12,355	10,694
Prepaid, debit card and related fees	27,790	26,113	54,467	51,827
Consumer credit fintech fees	6,545	3,970	12,141	7,570
Total fintech fees	40,894	35,645	78,963	70,091
Net realized and unrealized gains on commercial loans, at fair value	130	344	136	705
Leasing related income	1,773	2,131	3,674	4,103
Fintech loan credit enhancement	25,766	43,233	54,609	89,101
Other non-interest income	4,477	2,390	8,183	3,385
Total non-interest income	73,040	83,743	145,565	167,385

Non-interest expense:
Salaries and employee benefits	37,426	37,134	74,903	70,803
Data processing expense	1,387	1,227	2,696	2,432
Legal expense	1,221	1,863	2,811	3,820
Legal settlement (reimbursement)	—	—	(2,000)	—
FDIC insurance	1,106	1,202	2,357	2,255
Software	5,632	5,144	11,001	10,157
Other non-interest expense	9,704	10,653	19,734	21,050
Total non-interest expense	56,476	57,223	111,502	110,517
Income before income taxes	80,941	79,649	159,653	154,887
Income tax expense	20,285	19,828	38,928	37,893
Net income	$60,656	$59,821	$120,725	$116,994

Earnings per share - basic	$1.46	$1.28	$2.89	$2.49
Earnings per share - diluted	$1.45	$1.27	$2.86	$2.46

Weighted average shares - basic	41,461,889	46,598,535	41,795,740	46,904,592
Weighted average shares - diluted	41,794,160	47,182,770	42,180,516	47,565,580

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2026	March 31, 2026	December 31, 2025	June 30, 2025
Assets:
Cash and cash equivalents
Cash and due from banks	$9,527	$8,673	$8,038	$11,637
Interest-earning deposits	70,556	58,510	104,611	328,628
Total cash and cash equivalents	80,083	67,183	112,649	340,265

Investment securities, available-for-sale, at fair value	1,614,890	1,646,541	1,671,750	1,481,500
Commercial loans, at fair value	114,162	128,260	139,389	185,476
Loans, net of deferred fees and costs	7,073,906	7,753,683	7,116,676	6,535,432
Allowance for credit losses	(63,495)	(63,017)	(66,200)	(59,393)
Loans, net	7,010,411	7,690,666	7,050,476	6,476,039
Stock in Federal Reserve, Federal Home Loan and Atlantic Central Bankers Banks	50,115	37,785	25,205	16,250
Accrued interest receivable	43,342	41,315	43,090	40,607
Other real estate owned	62,011	60,998	60,695	66,054
Deferred tax asset, net	23,491	21,139	18,679	12,436
Credit enhancement asset	30,733	29,769	31,138	26,982
Other	186,739	175,108	199,354	193,622
Total assets	$9,215,977	$9,898,764	$9,352,425	$8,839,231

Liabilities:
Deposits
Demand and interest checking	$7,353,151	$8,281,037	$7,827,037	$7,705,813
Savings and money market	123,051	148,988	338,459	60,122
Total deposits	7,476,202	8,430,025	8,165,496	7,765,935

Short-term borrowings	744,000	470,000	199,000	—
Senior debt	196,528	196,320	196,253	96,391
Subordinated debenture	13,401	13,401	13,401	13,401
Other long-term borrowings	4,327	13,626	13,712	13,898
Other liabilities	76,138	78,442	74,767	89,340
Total liabilities	8,510,596	9,201,814	8,662,629	7,978,965

Total shareholders' equity	705,381	696,950	689,796	860,266

Total liabilities and shareholders' equity	$9,215,977	$9,898,764	$9,352,425	$8,839,231

AVERAGE BALANCE SHEET - QTD
(Dollars in thousands)

	Three months ended June 30, 2026			Three months ended June 30, 2025
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Interest-earning assets:
Non-fintech loans	$6,231,014	$107,634	6.91%	$6,023,895	$111,702	7.42%
Fintech loans	1,390,866	2,834	0.82%	536,978	486	0.36%
Loans, net of deferred fees and costs(1)	7,621,880	110,468	5.80%	6,560,873	112,188	6.84%
Leases-bank qualified(2)	7,028	146	8.31%	7,723	174	9.01%
Investment securities-taxable	1,619,710	19,924	4.92%	1,462,603	22,393	6.12%
Investment securities-nontaxable(2)	12,648	197	6.23%	8,385	131	6.25%
Interest-earning deposits	155,465	1,386	3.57%	756,603	8,326	4.40%
Total interest-earning assets	9,416,731	132,121	5.61%	8,796,187	143,212	6.51%

Allowance for credit losses	(55,726)			(52,444)
Other assets	342,586			344,627
Total assets	$9,703,591			$9,088,370

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$8,311,353	$33,400	1.61%	$7,991,121	$43,402	2.17%
Savings and money market	102,639	934	3.64%	65,637	561	3.42%
Total deposits	8,413,992	34,334	1.63%	8,056,758	43,963	2.18%

Short-term borrowings	302,236	2,949	3.90%	439	5	4.56%
Long-term borrowings	10,146	147	5.80%	13,957	198	5.67%
Subordinated debentures	13,401	236	7.04%	13,401	257	7.67%
Senior debt	196,391	3,917	7.98%	96,333	1,233	5.12%
Total deposits and liabilities	8,936,166	41,583	1.86%	8,180,888	45,656	2.23%

Other liabilities	66,260			62,505
Total liabilities	9,002,426			8,243,393

Shareholders' equity	701,165			844,977
	$9,703,591			$9,088,370
Net interest income on tax equivalent basis(2)		$90,538			$97,556
Tax equivalent adjustment		72			64
Net interest income		$90,466			$97,492

Net interest margin(2)			3.85%			4.44%
________
(1)Includes commercial loans, at fair value. All periods include non-accrual loans.
(2)Full taxable equivalent basis, using 21% statutory federal tax rate.

AVERAGE BALANCE SHEET - YTD
(Dollars in thousands)

	Six months ended June 30, 2026			Six months ended June 30, 2025
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Interest-earning assets:
Non-fintech loans	$6,182,243	$213,232	6.90%	$5,969,155	$220,265	7.38%
Fintech loans	1,253,763	4,660	0.74%	502,087	725	0.29%
Loans, net of deferred fees and costs(1)	7,436,006	217,892	5.86%	6,471,242	220,990	6.83%
Leases-bank qualified(2)	6,975	298	8.54%	6,793	313	9.22%
Investment securities-taxable	1,640,946	39,844	4.86%	1,475,892	40,520	5.49%
Investment securities-nontaxable(2)	11,543	362	6.27%	7,326	236	6.44%
Interest-earning deposits	202,480	3,582	3.54%	945,453	21,006	4.44%
Total interest-earning assets	9,297,950	261,978	5.64%	8,906,706	283,065	6.36%

Allowance for credit losses	(55,680)			(48,700)
Other assets	362,748			354,939
Total assets	$9,605,018			$9,212,945

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$8,200,639	$66,610	1.62%	$8,082,390	$88,447	2.19%
Savings and money market	164,954	3,013	3.65%	100,966	1,891	3.75%
Total deposits	8,365,593	69,623	1.66%	8,183,356	90,338	2.21%

Short-term borrowings	224,492	4,330	3.86%	220	5	4.55%
Long-term borrowings	11,907	344	5.78%	14,003	393	5.61%
Subordinated debentures	13,401	471	7.03%	13,401	512	7.64%
Senior debt	196,297	7,792	7.94%	96,289	2,467	5.12%
Total deposits and liabilities	8,811,690	82,560	1.87%	8,307,269	93,715	2.26%

Other liabilities	95,739			80,651
Total liabilities	8,907,429			8,387,920

Shareholders' equity	697,589			825,025
	$9,605,018			$9,212,945
Net interest income on tax equivalent basis(2)		$179,418			$189,350
Tax equivalent adjustment		138			115
Net interest income		$179,280			$189,235

Net interest margin(2)			3.86%			4.25%
________
(1)Includes commercial loans, at fair value. All periods include non-accrual loans.
(2)Full taxable equivalent basis, using 21% statutory federal tax rate.

BUSINESS LINE QUARTERLY SUMMARY - AVERAGE QTD
(Dollars in thousands)
	Three Months Ended
	June 30, 2026		March 31, 2026		June 30, 2025
	Average Balance	Average Rate (2)	Average Balance	Average Rate (2)	Average Balance	Average Rate (2)
Total Loan Portfolio (1)
Credit Solutions:
Real estate bridge loans - amortized cost	$2,226,725	7.88%	$2,203,082	7.99%	$2,178,842	8.78%
Real estate bridge loans - fair value	58,085	6.96%	66,399	6.79%	119,746	7.52%
SBLOC/IBLOC and Advisor financing	2,034,126	5.74%	1,957,376	5.77%	1,857,293	6.28%
Small business lending	1,075,471	7.26%	1,057,893	7.20%	1,007,394	7.41%
Direct lease financing	675,230	8.02%	681,629	8.13%	706,326	8.20%
Other loans	152,964	5.11%	158,114	5.22%	148,282	5.50%
Unamortized loan fees and costs	15,441	—	15,357	—	13,735	—
Total Credit Solutions	6,238,042	6.99%	6,139,850	7.06%	6,031,618	7.59%

Sponsored Lending:
Fintech loans	1,390,866	0.82%	1,115,138	0.65%	536,978	0.36%

Total loan portfolio	$7,628,908	5.81%	$7,254,988	6.01%	$6,568,596	6.86%

Deposits:
Fintech	$8,085,670	1.63%	$7,775,692	1.64%	$7,761,241	2.21%
Non-fintech	328,322	1.76%	540,965	2.57%	295,517	1.56%
Total deposits	$8,413,992	1.63%	$8,316,657	1.70%	$8,056,758	2.18%

______________
(1)Total loan portfolio includes both loans recorded at amortized cost and loans at fair value.
(2)Rates are average annualized rates.
(3)Income related to non-interest-bearing loans is included in non-interest income.

PORTFOLIO PERFORMANCE
(Dollars in thousands)

Credit Quality
	June 30, 2026	March 31, 2026	June 30, 2025
As of period end:
Nonperforming loans to total loans(1)	1.05%	0.97%	0.96%
Nonperforming assets to total assets	1.48%	1.37%	1.45%

Allowance for credit losses to loans outstanding:(1)
Fintech	3.41%	1.81%	3.97%
Non-fintech	0.53%	0.54%	0.55%
Total	0.90%	0.81%	0.91%

Allowance for credit losses to total assets	0.69%	0.64%	0.67%

For the three months ended:
Net charge-offs:
Fintech	$24,802	$30,211	$36,450
Non-fintech	851	467	1,381
Total	$25,653	$30,678	$37,831

Net charge-offs/average loans (annualized)	1.35%	1.69%	2.30%
Net charge-offs/average assets (annualized)	1.06%	1.29%	1.67%
_____________
(1) Excludes loans recorded at fair value.
Loan Delinquency and Non-Accrual

	June 30, 2026
	Past Due
	30-59 days past due	60-89 days past due	90+ days still accruing	Non-accrual	Total past due	Current	Total loans
Real estate bridge loans	$—	$—	$—	$22,454	$22,454	$2,211,234	$2,233,688
SBLOC / IBLOC	3,222	119	—	—	3,341	1,821,960	1,825,301
Small business loans	1,892	—	—	40,284	42,176	992,088	1,034,264
Fintech	22,956	4,087	1,798	—	28,841	872,661	901,502
Direct lease financing	1,642	165	506	9,120	11,433	659,469	670,902
Advisor financing	—	—	—	—	—	240,049	240,049
Other loans	431	—	1	390	822	151,782	152,604
Total loans	$30,143	$4,371	$2,305	$72,248	$109,067	$6,949,243	$7,058,310

CAPITAL RATIOS

	June 30, 2026
	The Bancorp, Inc.	The Bancorp Bank, N.A.	“Well Capitalized"(1)

Tier 1 capital to average assets	7.26%	9.09%	5.00%
Tier 1 capital to risk-weighted assets	11.41%	14.27%	8.00%
Total capital to risk-weighted assets	12.45%	15.32%	10.00%
Common equity Tier 1 to risk-weighted assets	11.41%	14.27%	6.50%
(1)“Well Capitalized” institution under federal regulations Basel III.

NON-GAAP FINANCIAL MEASURES
We use certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures are focused on adjusting certain metrics used to measure our performance to exclude the impact of Non-interest income-Fintech loan credit enhancement. That income amount relates to credit enhancement agreements from third parties that cover losses from borrowers for fintech loans receivable. We recognize provision expense for credit losses on fintech loans and separately record an amount in Non-interest income—Fintech loan credit enhancement for the recovery from the third party. The measurement of the estimated credit losses and the estimated recovery from the credit enhancement are based on the same estimate and correlate to like amounts in our statement of operations. Our non-GAAP metrics are calculated to remove the volatility of that credit enhancement recovery from measures used to review the performance and growth of our business.
Non-GAAP measures include:
Efficiency ratio is calculated as: (i) GAAP total non-interest expense; divided by (ii) the total of GAAP Net interest income and Non-interest income less Fintech loan credit enhancement income, or “Adjusted total revenue.” This ratio compares revenues generated with the amount of expense required to generate such revenues and may be used as one measure of overall efficiency.
Total revenue, excluding credit enhancement, is calculated as: the total of GAAP Net interest income and Non-interest income less Fintech loan credit enhancement income. This figure adjusts our total revenue for amounts received related to credit enhancement agreements, to remove the volatility of that credit enhancement recovery when measuring our revenue results.
Non-interest income, excluding credit enhancement, is calculated as: GAAP Non-interest-income less Fintech loan credit enhancement income. This figure adjusts our non-interest income for amounts received related to credit enhancement agreements, to remove the volatility of that credit enhancement recovery when measuring our non-interest income results.
Non-interest income as a percentage of total revenue (excluding credit enhancement) is calculated as: (i) GAAP Non-interest-income less Fintech loan credit enhancement income; divided by (ii) Adjusted total revenue. This ratio is used to compare the amount of non-interest income, which is primarily fee-based, to our total revenue each period to review the growth in our fee-based business.
Fintech fees as a percentage of total revenue (excluding credit enhancement) is calculated as: (i) GAAP Non-interest income – Total fintech fees; divided by (ii) Adjusted total revenue. This ratio is used to compare the amount of fintech fee revenue to our total revenue each period to review the growth in that revenue area, which is one of our key areas of focus.
We believe that these non-GAAP measures are useful performance metrics for management, investors, and lenders, because they provide a means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance. Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.
Reconciliation of Non-GAAP Measures:

(Dollars in thousands)		Three months ended			Six months ended
		June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net interest income		$90,466	$88,814	$97,492	$179,280	$189,235
Non-interest income	A	73,040	72,525	83,743	145,565	167,385
Total revenue	B	163,506	161,339	181,235	324,845	356,620
Less: Fintech loan credit enhancement		(25,766)	$(28,843)	(43,233)	(54,609)	(89,101)
Adjusted total revenue	C	$137,740	$132,496	$138,002	$270,236	$267,519

Non-interest income		$73,040	$72,525	$83,743	$145,565	$167,385
Less: Fintech loan credit enhancement		(25,766)	(28,843)	(43,233)	(54,609)	(89,101)
Adjusted non-interest income	D	$47,274	$43,682	$40,510	$90,956	$78,284

Non-interest expense	E	$56,476	$55,026	$57,223	$111,502	$110,517
Non-interest income - total fintech fees	F	$40,894	$38,069	$35,645	$78,963	$70,091

Non-GAAP Measures
Efficiency ratio	E/C	41.0%	41.5%	41.5%	41.3%	41.3%

Total revenue, excluding credit enhancement	C	$137,740	$132,496	$138,002	$270,236	$267,519
Non-interest income, excluding credit enhancement	D	$47,274	$43,682	$40,510	90,956	$78,284

Non-interest income as a percentage of total revenue	A/B	44.7%	45.0%	46.2%	44.8%	46.9%
Non-interest income as a percentage of total revenue (excluding credit enhancement)	D/C	34.3%	33.0%	29.4%	33.7%	29.3%

Fintech fees as a percentage of total revenue	F/B	25.0%	23.6%	19.7%	24.3%	19.7%
Fintech fees as a percentage of total revenue (excluding credit enhancement income)	F/C	29.7%	28.7%	25.8%	29.2%	26.2%